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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  October 18, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)		98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 26, 2001.

SELECTED INQUIRES RECEIVED THROUGH OCTOBER 15, 2001

1.  I am an individual investor with a significant investment in Expeditors and analyze your 10Qs and 8Ks on a regular basis. Recently I have experienced difficulty accessing your web site and have had my email returned as undeliverable, therefore have submitted this inquiry via fax. I apologize for any inconvenience.

We are the ones who need to apologize for your inconvenience. Thank you, however for persevering and forwarding your question by fax.

The last month has been a time of great uncertainty. As a result, we spent a great deal of time re-evaluating the security of incoming electronic messages into our network.  We had an issue arise that highlighted that some of our SPAM filters needed to be upgraded. Our first hint of problems came when a number of employees in one of our major offices on the West Coast began receiving unsolicited pornographic SPAM. Our technicians jumped to the rescue and strengthened our security filters to insure that no more pornographic e-mails could enter our system. In the process of filtering out the pornographers, we also filtered out the investment bankers who submit questions to our investor@expeditors.com investor box. We can assure you that this was inadvertent, because it should go without saying that we hold investment bankers in higher esteem than pornographers. Actually they made the box so secure that no one outside of Expeditors got in.

In our view, fair disclosure means fair disclosure, so in the name of fair disclosure, and having been assured by our technicians that they have re-opened the investor box (again investor@expeditors.com) we are extending our deadline to submit questions until end of business on Tuesday, October 23rd. We suggest that you resubmit any questions you had previously attempted to send since the last 8K filing. We will publish responses to the selected questions on Friday, October 26, 2001.

You, and anyone else who cannot access our web site, or who have no computer, are free to fax in your questions to: Investor Questions—(206) 674-3459. If you don't have a fax machine available, you can send your questions to:

    Expeditors International of Washington, Inc.
    Office of the Chief Financial Officer
    Investor Questions
    1015 Third Avenue, Suite 1200
    Seattle, WA 98104

We will answer your specific question next Friday when we answer those submitted by everyone else.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 18, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

October 18, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President-Chief Financial Officer and Treasurer

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Item 9. Regulation FD Disclosure.
SIGNATURES